Exhibit 23.02


KPMG LLP
Chartered Accountants
Box 10426, 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada
                                                        Telephone (604) 691-3000
                                                          Telefax (604) 691-3031
                                                                     www.kpmg.ca

CONSENT OF INDEPENDENT AUDITOR

To the Board of Directors
Essential Innovations Technology Corp.


We consent to the use of our report dated April 23, 2003, with respect to the consolidated statements of operations, cash flows and stockholders' equity and comprehensive loss of Essential Innovations Technology Corp. for the year ended October 31, 2002, included in this registration statement and prospectus on Form SB-2 and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated April 23, 2003 contains an explanatory paragraph that states that the Company has not generated positive cash flow from operations since inception that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG LLP

Chartered Accountants
Vancouver, Canada
February 19, 2004

KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is the Canadian member firm of KPMG International, a Swiss nonoperating association.